                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                 Under the Securities Exchange Act of 1934
                            (Amendment No.          )*
                                          ---------

                         Mason-Dixon Bancshares, Inc.
           --------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
           --------------------------------------------------------
                          (Title of Class of Securities)

                                     575207105
           --------------------------------------------------------
                                 (CUSIP Number)

      Benjamin Rosenberg, Esquire, Rosenberg Proutt Funk & Greenberg, LLP,
      --------------------------------------------------------------------
                      25 South Charles Street, Suite 2115
           --------------------------------------------------------
                    Baltimore, Maryland 21201  (410) 727-6600
           --------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                               November 12, 1996
           --------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

   If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

   Check the following box if a fee is being paid with this statement
/[Not Required]/. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and
(2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class. (See Rule 13d-7.)

   NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 575207105                     13D                 Page 1 of     Pages
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Anthony Investments Inc
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     Not Applicable
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     Maryland, U.S.A.
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power                  268,671
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power                  None
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power                  None
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power                  None
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     268,671
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     5.1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     CO
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 575207105                   13D                 Page 2 of     Pages
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Barbara S. Floyd      ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF,OO
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     U.S.A.
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power           268,671 (See items 2 and 5)
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power           None
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power           8,173
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power           None
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     268,671
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     5.1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 575207105                   13D                 Page 3 of     Pages
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Hildebert F. Criste   ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     U.S.A.
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power            None (See items 2 and 5)
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power            None (See items 2 and 5)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power            8,750
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power            45,369 (with spouse)
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     52,119
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     0.9%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 575207105                   13D                 Page 4 of     Pages
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Mary Ellen Criste
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     U.S.A.
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power             None (See items 2 and 5)
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power             None (See items 2 and 5)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             None
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power             45,369 (with spouse)
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     45,369
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     0.9%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 575207105                   13D                 Page 5 of     Pages
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Alvie G. Spencer, Jr.   ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     U.S.A.
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power             None (See items 2 and 5)
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power             None (See items 2 and 5)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             27,283
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power             3,500
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     30,783
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares  /X/

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     0.6%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 575207105                   13D                 Page 6 of     Pages
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Person.  S.S. or I.R.S. Identification No. of Above
     Person

     Allan W. Roadcap
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                            / /
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     U.S.A.
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power             None (See items 2 and 5)
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power             None (See items 2 and 5)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             None
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power             3,500
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     3,500
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares  / /

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     0.1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!
        INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTION.

CUSIP No. 575207105                     13D                 Page 7 of     Pages
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Jennifer Spencer
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     U.S.A.
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power             None (See items 2 and 5)
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power             None (See items 2 and 5)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             928
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power             None
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     928
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares  /X/

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     0.0%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 575207105                     13D                 Page 8 of     Pages
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Alan Spencer
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     U.S.A.
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power             None (See items 2 and 5)
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power             None (See items 2 and 5)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             2,022
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power             None
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     2,022
------------------------------------------------------------------------------
-
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares  /X/

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     0.0%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 575207105                    13D                 Page 9 of     Pages
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Charles A. Miller, Jr.    ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF,OO
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     U.S.A.
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power             None (See items 2 and 5)
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power             None (See items 2 and 5)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             20,369
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power             None
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     20,369
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     0.4%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 575207105                     13D                Page 10 of     Pages
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Daniel H. Sheppard, Jr.     ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     U.S.A.
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power             None (See items 2 and 5)
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power             None (See items 2 and 5)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             8,118
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power             5,282 (with spouse)
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     13,400
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     0.3%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 575207105                    13D                 Page 11 of     Pages
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Mary Jane Sheppard
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     U.S.A.
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power             None (See items 2 and 5)
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power             None (See items 2 and 5)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             None
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power             5,282 (with spouse)
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     5,282
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     0.1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 575207105                  13D                   Page 12 of     Pages
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Leroy E. Kirby, Jr.   ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF,OO
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     U.S.A.
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power             None (See items 2 and 5)
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power             None (See items 2 and 5)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             10,500
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power             None
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     10,500
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     0.2%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 575207105                   13D                  Page 13 of     Pages
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Clarke Langrall    ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF,OO
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     U.S.A.
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power             None (See items 2 and 5)
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power             None (See items 2 and 5)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             15,679
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power             None
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     15,679
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     0.3%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 575207105                  13D                   Page 14 of     Pages
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Jeffrey S.A. Denner    ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     OO
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     U.S.A.
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power             None (See items 2 and 5)
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power             None (See items 2 and 5)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             16,200
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power             None
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     16,200
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     0.3%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 575207105                  13D                   Page 15 of     Pages
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Justus C. Denner    ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF,OO
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     U.S.A.
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power             None (See items 2 and 5)
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power             None (See items 2 and 5)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             19,053
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power             None
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     19,053
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     0.4%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 575207105                  13D                   Page 16 of     Pages
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Jan Carleton Denner     ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     OO
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     U.S.A.
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power             None (See items 2 and 5)
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power             None (See items 2 and 5)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             16,200
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power             None
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     16,200
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     0.3%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 575207105                  13D                   Page 17 of     Pages
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Jon C. Denner    ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     OO
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     U.S.A.
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power             None (See items 2 and 5)
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power             None (See items 2 and 5)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             16,200
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power             None
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     16,200
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     0.3%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 575207105                   13D                  Page 18 of     Pages
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Rudolph E. Linder   ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF,OO
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     U.S.A.
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power             None (See items 2 and 5)
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power             None (See items 2 and 5)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             6,832
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power             2,000 (with spouse)
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     8,832
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     0.2%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 575207105                   13D                  Page 19 of     Pages
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Joanne E. Linder
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     U.S.A.
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power             None (See items 2 and 5)
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power             None (See items 2 and 5)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             None
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power             2,000 (with spouse)
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     2,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     0.0%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 575207105                  13D                   Page 20 of     Pages
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Waisom & Co.   52-1493189
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     WC
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     Maryland, U.S.A.
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power             None (See items 2 and 5)
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power             None (See items 2 and 5)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             5,124
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power             None
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     5,124
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     0.1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 575207105                   13D                  Page 21 of     Pages
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Irving Cohen    ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     U.S.A.
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power             None (See items 2 and 5)
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power             None (See items 2 and 5)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             4,270
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power             None
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     4,270
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     0.1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 575207105                   13D                  Page 22 of     Pages
          ---------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Julius Zulver    ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
     PF,OO
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
     U.S.A.
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power             None (See items 2 and 5)
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power             None (See items 2 and 5)
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             28,819
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power             None
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     28,819
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
     0.5%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.  SECURITY AND ISSUER

     This statement relates to the common stock (the "Common Stock") of Mason-Dixon Bancshares, Inc. (the "Issuer"). The Issuers' principal executive offices are located at 45 West Main Street, Westminster, Maryland 21158.

Item 2.  IDENTITY AND BACKGROUND

     (a-c) This statement is being filed by Anthony Investments Inc ("AII"), a Maryland corporation, whose principal and executive offices are located at 543 Benforest Drive, Severna Park, Maryland 21146. AII holds the proxies of the legal owners of the shares of Common Stock covered by this statement. Pursuant to proxies with the legal owners of the shares of Common Stock , AII has sole voting authority with respect to such securities.

     This statement is also being filed by Barbara S. Floyd. Barbara S. Floyd is President of AII, in which capacity she exercises voting control over the shares of Common Stock reported herein by AII. Ms. Floyd, therefore, may be deemed to have indirect beneficial ownership over such securities.

     The name, citizenship, residence or business address, and principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted of each beneficial owner (the "Owners") of the shares of Common Stock covered by this statement is set forth in Exhibit A hereto and specifically incorporated herein by reference.

     (d-e)     During the last 5 years no Owner listed on Exhibit A attached hereto (and incorporated herein by reference) (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or
(ii) has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to, a judgment, decree or final order in joining future violations of, or prohibiting or mandating activities such to, federal or state securities laws or finding any violation with respect to such laws.

     (f) Each Owner listed on Exhibit A attached hereto (and incorporated herein by reference) is a citizen of the United States.

Item 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

     Purchase by the Owners of the shares of Common Stock covered by this statement were made in cash with personal funds except as specifically detailed herein.

     Barbara Floyd received in her self-directed IRA 1,463 shares of Common Stock as a result of stock splits and stock dividends. Ms. Floyd purchased 1,040 shares of Common Stock with funds from her self-directed SEP/IRA. Ms. Floyd purchased a total of 2,000 shares of Common Stock at a total purchase price of $40,254 on margin with Ferris Baker Watts, Inc.

     Charles A. Miller, Jr. purchased a total of 2,000 shares of Common Stock at a total purchase price of $41,500 with funds from his self-directed IRA.

     Leroy E. Kirby, Jr. purchased approximately 5,097 shares of Common Stock at a total purchase price of $93,575 on margin with Alex. Brown & Sons Incorporated.

     Clarke Langrall purchased 10,252 shares of Common Stock with funds from his IRA accounts.

     Jeffrey S.A. Denner, Justus C. Denner, Jan Carleton Denner and Jon C. Denner each received 16,200 shares of Common Stock as an inheritance.

     Rudolph E. Linder purchased 6,832 shares of Common Stock with funds from his self-directed IRA.

     Julius Zulver purchased 19,215 shares of Common Stock with funds from his self-directed IRA.

Item 4.  PURPOSE OF TRANSACTION

     The shares of Common Stock covered by this statement were acquired by the Owners over a period of more than 35 years for the purpose of investment. However, after current assessment of the Issuer's earnings performance, a review of the current industry trend toward consolidation, and consideration of certain goals, actions and strategies by the board of directors of the Issuer, the Owners believe that it is in the best interests of the Issuer's stockholders for the Issuer to explore any appropriate opportunities for merger, consolidation or acquisition of all or substantially all of the assets of the Issuer.

     The Issuer's earnings performance (specifically Return on Equity and Return on Assets) under current management is below industry average (illustrated in the Federal Reserve Board's Division of Banking Supervision and Regulation's June 1996 Bank Holding Company Performance Report). Also, the Issuer's Five Year Cumulative Total Return on the Common Stock has been consistently below the NASDAQ Composite Index and the NASDAQ Bank Index (illustrated in the Issuer's Proxy Statement for the 1996 Annual Meeting of Stockholders, page 12) for several years. Owners believe that this performance is due in large part to the Issuer's continued significantly below average Loans/Total Assets ratio (lowest 10%) and the below average Loans/Deposits ratio (lowest 13%) of their peer group (Source: Federal Reserve's June 1996 Bank Holding Company Performance Report). While it was anticipated that the Issuer's July 1995 acquisition of Bank of Maryland would expand lending opportunities, these loan ratios continue substantially unchanged, and significantly below the peer group's average.

     Owners believe that since approximately 1988, the Issuer's board of directors' written mission statement has been, in part, ".....to remain an independent institution.....". The Owners believe that this steadfast commitment to "independence" supports and perpetuates the existence of the current board of directors and management, and places a lesser priority on the interests of the stockholders.

     Barbara S. Floyd, President of AII, has submitted a stockholder proposal to the Issuer addressing, in part, the obligations of the board of directors to place the highest priority on the maximization of the stockholders' value when approached by a party interested in discussing any potential acquisitions, mergers, etc., or when considering the issue of independence vs. acquisition. Unless excluded by the Issuer, this proposal will be included in the proxy statement of the Issuer, for vote at the next annual stockholders' meeting.

     In addition to the stockholder proposal, AII and the Owners may take a number of additional actions in order to insure that the Issuer and its board of directors weigh stockholder interests appropriately in determining the Issuer's future. These actions may include but are not limited to: communication and discussion of these views with other stockholders of the Issuer and members of the board of directors, communication with financial institutions concerning their interest in proposing an acquisition of the Issuer, and nominating a person or persons supportive of these issues for the upcoming election to the board of directors.

     Depending upon the course of action that AII and the Owners pursue, the Owners may acquire additional shares of the Common Stock or dispose of shares of Common Stock from time to time in the open market, in privately negotiated transactions or otherwise.

     Although the foregoing represents the range of activity presently contemplated by AII and the Owners with respect to the Issuer and the Common Stock, it should be noted that the possible activities of AII and the Owners are subject to change at any time. Except as set forth above, neither AII nor, to the best knowledge of AII, any Owner individually, has any present plans or intentions which would result in or relate to any of the transactions described in subparagraphs (a) through (j) of Item 4 of Schedule 13D.

Item 5.  INTERESTS IN SECURITIES OF THE ISSUER

     (a-b)     As the holder of sole voting power over the shares of Common
Stock owned by the Owners, AII (and therefore Ms. Floyd) may be deemed to be, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, the beneficial owner of 268,671 shares of Common Stock representing approximately 5.1% of the outstanding shares of the Issuer (based on the 5,290,255 shares reported by the Issuer as of June 30, 1996). Ms. Floyd, in her capacity as President of AII, has sole power to vote the shares of Common Stock covered by this statement. AII has no sole or shared dispositive power with respect to the shares of Common Stock covered by this statement.

     Ms. Floyd has the sole power to dispose of 8,174 shares of Common Stock and no shared dispositive power.

     Hildebert F. Criste is the beneficial owner of a total of 52,119 shares of Common Stock or 0.9% of the class of securities covered by this statement. Mr. Criste has sole dispositive power over 6,750 shares and shared dispositive power over 45,369 shares owned jointly with his wife, Mary Ellen Criste. By virtue of said shared dispositive power, Mrs. Criste is the beneficial owner of the 45,369 shares of Common Stock owned jointly with Mr. Criste, representing 0.9% of the class of securities covered by this statement. Mr. and Mrs. Criste have appointed Barbara S. Floyd of AII as proxy to vote all shares owned by them, and therefore have no sole or shared voting power with respect to such shares.

     Alvie G. Spencer, Jr. is the beneficial owner of 30,783 shares of Common Stock comprised of 27,283 shares held individually and 3,500 shares under power of attorney for Allan W. Roadcap, representing in the aggregate 0.6% of the class of securities represented by this statement. Mr. Spencer has sole dispositive power over 27,283 shares owned by him individually, and shared dispositive power over the 3,500 shares owned by Mr. Roadcap, by power of attorney. Mr. Spencer appointed Barbara S. Floyd of AII as proxy with the sole power to vote 30,783 shares, and therefore has no sole or shared voting power with respect to such shares. Alvie G. Spencer has no voting or dispositive power, or interest in dividends or proceeds from the sale of, the shares of Common Stock reported herein by his adult children, Jennifer Spencer and Alan Spencer, and therefore disclaims beneficial ownership of such shares of Common Stock.

     Allan W. Roadcap is the beneficial owner of 3,500 shares of Common Stock or 0.1% of the class of securities represented by this statement. Mr. Roadcap has no sole dispositive power and shared dispositive power over said shares with Alvie Spencer, his attorney-in-fact. Mr. Roadcap has appointed Barbara S. Floyd of AII as proxy and therefore has no sole or shared voting power with respect to said shares.

     Jennifer Spencer is the beneficial owner of 928 shares of Common Stock representing 0.0% of the class of securities represented by this statement. Ms. Spencer has sole dispositive power over said shares and no shared dispositive power. Ms. Spencer has appointed Barbara S. Floyd of AII as proxy with sole voting power over said shares, and therefore has no sole or shared voting power. Jennifer Spencer has no voting or dispositive power over, or interest in dividends or proceeds from the sale of, the shares of Common Stock reported herein by her father, Alvie G. Spencer, Jr. and her brother, Alan Spencer, and therefore disclaims beneficial ownership of such shares of Common Stock.

     Alan Spencer is the beneficial owner of 2,022 shares of Common Stock representing 0.0% of the class of securities covered by this statement. Mr. Spencer has sole dispositive power over 2,022 shares and no shared dispositive power. Mr. Spencer has appointed Barbara S. Floyd of AII as proxy with the sole power to vote said shares, and therefore has no sole or shared voting power. Alan Spencer has no voting or dispositive power over, or interest in dividends or proceeds from the sale of, the shares of Common Stock reported herein by his father, Alvie G. Spencer, Jr. and his sister, Jennifer Spencer, and therefore disclaims beneficial ownership of such shares of Common Stock.

     Charles A. Miller, Jr. is the beneficial owner of 20,369 shares of Common Stock representing 0.4% of the class of securities covered by this statement. Mr. Miller has sole dispositive power over 20,369 shares and no shared dispositive power. Mr. Miller has appointed Barbara S. Floyd of AII as proxy with sole voting power to vote said shares, and therefore has no sole or shared voting power.

     Daniel H. Sheppard, Jr. is the beneficial owner of 13,400 shares of Common Stock representing 0.3% of the class of securities represented by this statement. Of the 13,400 shares, Mr. Sheppard has sole dispositive power over 8,118 shares owned individually by him and shared dispositive power over 5,282 shares owned jointly with his wife, Mary Jane Sheppard. By virtue of said shared dispositive power, Mary Jane Sheppard is the beneficial owner of the 5,282 shares of Common Stock owned jointly with Mr. Sheppard, representing 0.1% of the class of securities covered by this statement. Mr. and Mrs. Sheppard have appointed Barbara S. Floyd of AII as proxy with sole voting power over the 13,400 shares of common stock, and therefore have no sole or shared voting power.

     Leroy E. Kirby, Jr. is the beneficial owner of 10,500 shares of Common Stock representing 0.2% of the class of securities covered by this statement. Mr. Kirby has sole dispositive power over 10,500 shares and no shared dispositive power. Mr. Kirby has appointed Barbara S. Floyd of AII as proxy with sole voting power over the 10,500 shares, and therefore has no sole or shared voting power.

     Clarke Langrall is the beneficial owner of 15,679 shares of Common Stock representing 0.3% of the class of securities covered by this statement. Mr. Langrall has sole dispositive power over 15,679 shares and no shared dispositive power. Mr. Langrall has appointed Barbara S. Floyd of AII as proxy with sole voting power over said shares, and therefore has no sole or shared voting power.

     Jeffrey S.A. Denner is the beneficial owner of 16,200 shares of Common Stock representing 0.3% of the class of securities covered by this statement. Mr. Denner has sole dispositive power over 16,200 shares and no shared dispositive power. Mr. Denner has appointed Barbara S. Floyd of AII as proxy with sole voting power over said shares, and therefore has no sole or shared voting power.

     Justus C. Denner is the beneficial owner of 19,053 shares of Common Stock representing 0.4% of the class of securities covered by this statement. Mr. Denner has sole dispositive power over the 19,053 shares and no shared dispositive power. Mr. Denner has appointed Barbara S. Floyd of AII as proxy with sole voting power over said shares, and therefore has no sole or shared voting power.

     Jan Carleton Denner is the beneficial owner of 16,200 shares of Common Stock representing 0.3% of the class of securities covered by this statement. Mr. Denner has sole dispositive power over the 16,200 shares and no shared dispositive power. Mr. Denner has appointed Barbara S. Floyd of AII as proxy with sole voting power over said shares, and therefore has no sole or shared voting power.

     Jon C. Denner is the beneficial owner of 16,200 shares of Common Stock representing 0.3% of the class of securities covered by this statement. Mr. Denner has sole dispositive power over 16,200 shares and no shared dispositive power. Mr. Denner has appointed Barbara S. Floyd of AII as proxy with sole voting power over said shares, and therefore has no sole or shared voting power.

     Rudolph E. Linder is the beneficial owner of 8,832 shares of Common Stock consisting of 6,832 shares owned individually and 2,000 shares owned jointly with his spouse, Joanne E. Linder. Mr. Linder has sole dispositive power over 6,832 shares and shared dispositive power with Mrs. Linder of 2,000 shares. By virtue of said shared dispositive power, Joanne Linder is the beneficial owner of the 2,000 shares of Common Stock owned jointly with Mr. Linder, representing 0.0% of the class of securities covered by this statement. Mr. and Mrs. Linder have appointed Barbara S. Floyd of AII as proxy with sole voting power over said shares and therefore has no sole or shared voting power.

     Waisom & Co. is the beneficial owner of 5,124 shares of Common Stock representing 0.1% of the class of securities covered by this statement. Waisom & Co. has sole dispositive power over 5,124 shares and no shared dispositive power. Waisom & Co. has appointed Barbara S. Floyd of AII as proxy with sole voting power over said shares and therefore has no sole or shared voting power.

     Irving Cohen is the beneficial owner of 4,270 shares of Common Stock representing 0.1% of the class of securities covered by this statement. Mr. Cohen has sole dispositive power over the 4,270 shares and no shared dispositive power. Mr. Cohen has appointed Barbara S. Floyd of AII as proxy with sole voting power over said shares and therefore has no sole or shared voting power.

     Julius Zulver is the beneficial owner of 28,819 shares of Common Stock representing 0.5% of the class of securities covered by this statement. Mr. Zulver has sole dispositive power over the 28,819 shares and no shared dispositive power. Mr. Zulver has appointed Barbara S. Floyd of AII as proxy with sole voting power over said shares and therefore has no sole or shared voting power.

     (c) Neither AII nor any Owner identified in Exhibit A has effected any transaction in the Common Stock during the preceding 60 days other than as set forth in Exhibit B attached hereto and specifically incorporated herein by reference.

     (d)  Not applicable.

     (e)  Not applicable.

Item 6. CONTRACTS ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

     Each of the Owners has entered into a Service Agreement with AII in the form of Exhibit D-1 attached hereto and specifically incorporated herein by reference. Each of the Owners has appointed Barbara S. Floyd as President of AII as proxy by executing a proxy in the form of Exhibit D-2 attached hereto and specifically incorporated herein by reference. Ms. Floyd has entered into an Account Agreement with Ferris Baker Watts, Inc. with respect to the shares of Common Stock purchased by her on margin (See Item 3), the form of which is attached hereto as Exhibit D-3 and specifically incorporated herein by reference. Mr. Kirby has entered into an Account Agreement with Alex. Brown & Sons Incorporated with respect to the shares of Common Stock purchased by him on margin (See Item 3) a copy of which is attached hereto as Exhibit D-4 and specifically incorporated herein by reference. Alvie G. Spencer, Jr. holds the power-of-attorney to execute this statement on behalf of Allan W. Roadcap, the form of which is attached hereto as Exhibit D-5.

     Neither AII nor any of the Owners named in Exhibit A hereto, has any contract, arrangement, understanding or relationship (legal or otherwise) with any person with respect to any securities of the Issuer, including, but not limited to, transfer or a voting of any securities, finders fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or losses, or the giving or withholding proxies, other then as set forth above.

Item 7.  MATERIAL TO BE FILED AS EXHIBITS

                    Exhibit A           List of Owners
                    Exhibit B           Schedule of Transactions
                    Exhibit C           Joint Filing Agreements
                    Exhibit D           Contracts and Proxies

                            D-1         Form of Service Agreement
                            D-2         Form of Proxy
                            D-3         Form of Ferris Baker Watts, Inc.
                                          Account Agreement
                            D-4         Form of Alex Brown & Sons
                                          Incorporated Account Agreement
                            D-5         Form of Power of Attorney


SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  November 22, 1996

                              Anthony Investments, Inc.


                              By:
                                       /s/
                              ------------------------------------------
                                 Barbara S. Floyd, President


                                       /s/
                              ------------------------------------------
                              Barbara S. Floyd

                                       /s/
                              ------------------------------------------
                              Hildebert F. Criste

                                      /s/
                              ------------------------------------------
                              Mary Ellen Criste

                                      /s/
                              ------------------------------------------
                              Jennifer M. Spencer

                                      /s/
                              ------------------------------------------
                              Allan W. Roadcap, by Alvie G. Spencer, Jr.
                              Under Power of Attorney

                                      /s/
                              ------------------------------------------
                              Alvie G. Spencer, Jr.

                                      /s/
                              ------------------------------------------
                              Alan G. Spencer

                                      /s/
                              ------------------------------------------
                              Charles A. Miller, Jr.

                                      /s/
                              ------------------------------------------
                              Daniel H. Sheppard, Jr.

                                      /s/
                              ------------------------------------------
                              Mary Jane Sheppard

                                      /s/
                              ------------------------------------------
                              Leroy E. Kirby, Jr.

                                      /s/
                              ------------------------------------------
                              Clarke Langrall

                                      /s/
                              ------------------------------------------
                              Jeffrey S.A. Denner

                                      /s/
                              ------------------------------------------
                              Justus C. Denner

                                      /s/
                              ------------------------------------------
                              Jan Carleton Denner

                                      /s/
                              ------------------------------------------
                              Jon C. Denner

                                      /s/
                              ------------------------------------------
                              Rudolph E. Linder

                                      /s/
                              ------------------------------------------
                              Joanne M. Linder

                                      /s/
                              ------------------------------------------
                              Waisom & Co., by John H.
                              Somerville, general partner

                                      /s/
                              ------------------------------------------
                              Irving Cohen

                                      /s/
                              ------------------------------------------
                              Julius Zulver

EXHIBIT A

LIST OF OWNERS



  Name/Title/Citizenship      Principal Occupation          Business/Address
  ----------------------      --------------------          ----------------

Barbara S. Floyd              Sole Proprietor, Property     P.O. Box 1691
(U.S.A.)                      Tax Reduction Specialists     Glen Burnie, MD 21060


Hildebert F. Criste           Retired                       P.O. Box 710 (Residence)
(U.S.A.)                                                    Riderwood, MD 21139

Mary Ellen Criste             Retired                       P.O. Box 710 (Residence)
(U.S.A.)                                                    Riderwood, MD 21139

Alvie G. Spencer, Jr.         Asset Manager, AEGIS Asset    27 Smith Avenue
(U.S.A.)                      Management Group              Westminster, MD 21157

Jennifer Spencer              Secretary, Powermatic Corp.   P.O. Box 489
(U.S.A.)                                                    Finksburg, MD 21018

Alan Spencer                  Sales, Landmark Newspapers    201 Railroad Avenue
(U.S.A.)                                                    Westminster, MD 21157

Allan W. Roadcap              Retired                       c/o Alvie G. Spencer, POA
(U.S.A.)                                                    27 Smith Avenue
                                                            Westminster, MD 21157

Charles A. Miller, Jr.        Retired                       306 Chapelwood Lane
(U.S.A.)                                                    Lutherville, MD 21093
                                                            (Residence)

Daniel H. Sheppard, Jr.       Lincoln Associates, Real      409 Washington Avenue
(U.S.A.)                      Estate                        Towson, MD 21204

Mary Jane Sheppard             Retired                       1856 Circle Road (Residence)
(U.S.A.)                                                    Baltimore, MD 21204

Leroy E. Kirby, Jr.           Construction, Roy Kirby &     1421 Clarkview Road
(U.S.A.)                      Sons, Inc.                    Suite 130
                                                            Baltimore, MD 21209-2103

Clarke Langrall               Insurance, Hay & Langrall     606 Providence Road
(U.S.A.)                      Insurance LLC                 Towson, MD 21286

Jeffrey S.A. Denner           Research and Development      200 N. Aviation Blvd.
(U.S.A.)                      Aerospace Corp.               El Segundo, CA 90245

Justus C. Denner              Investment Banking, Alex      135 E. Baltimore Street
(U.S.A.)                      Brown & Sons, Inc.            Baltimore, MD 21202

Jan Carleton Denner           Manufacturing, Black &        701 E. Joppa Road
(U.S.A.)                      Decker Corporation            Towson, MD 21204

Jon C. Denner                 Surveyor, U.S. Geologic       Courthouse, State Street
(U.S.A.)                      Society                       Montpelier, VT 05602

Rudolph E. Linder             Retired                       519 St. Francis Road
(U.S.A.)                                                    Towson, MD 21286
                                                            (Residence)

Joanne E. Linder              Retired                       519 St. Francis Road
(U.S.A.)                                                    Towson, MD 21286
                                                            (Residence)

Waisom & Co.                  Charitable Remainder          c/o John H. Somerville
(U.S.A.)                      Foundation, Maryland          7 St. Paul Street
                              Partnership                   Baltimore, MD 21202

Irving Cohen                  Retired                       2305 Velvet Valley Way
(U.S.A.)                                                    Owings Mills, MD 21117
                                                            (Residence)

Julius Zulver                 Hardware Sales, Walbrook      2636 West North Avenue
(U.S.A.)                      Walbrook Mill & Lumber Co.    Baltimore, MD 21216


EXHIBIT B

SUMMARY OF TRANSACTIONS WITHIN THE LAST 60 DAYS


1.   Sales:  None

2.   Purchases:

     Owner                 Date         Number of Shares          Price
     -----                 ----         ----------------          -----
Barbara S. Floyd         10/24/96              890               $17.625
Barbara S. Floyd         10/30/96            3,000               $17.75
Barbara S. Floyd         11/13/96            2,000               $20.125
                                             -----

         Total Number of Shares              5,890

                         10/04/96              500               $17.254
Hildebert F. Criste      10/08/96            3,000               $17.561
Hildebert F. Criste      10/28/96            3,000               $17.72
Hildebert F. Criste      11/12/96              250               $21.50
                                             -----

         Total Number of Shares              6,750

Leroy E. Kirby, Jr.      10/31/96            4,000               $17.75
Leroy E. Kirby, Jr.      11/01/96            1,000               $17.75
Leroy E. Kirby, Jr.      11/04/96            5,000               $18.625
                                             -----

         Total Number of Shares             10,000

Charles A. Miller, Jr.   11/11/96            2,000               $20.75
                                             -----

         Total Number of Shares              2,000


     Total Number of Shares Purchased By Floyd, Criste, Kirby and Miller:
24,640

EXHIBIT C


JOINT FILING AGREEMENT


     In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of the attached statement on Schedule 13D and to all amendments to such statement and that such statement and all amendments to such statement is made on behalf of each of them. The undersigned acknowledged that this Joint Filing Agreement may be executed in counterpart.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of this 22nd day of November, 1996.

                              Anthony Investments Inc


                              By:
                                      /s/
                              ---------------------------------------------
                                  Barbara S. Floyd, President

                                      /s/
                              ---------------------------------------------
                              Barbara S. Floyd

                                      /s/
                              ---------------------------------------------
                              Hildebert F. Criste

                                      /s/
                              ---------------------------------------------
                              Mary Ellen Criste

                                      /s/
                              ---------------------------------------------
                              Jennifer M. Spencer

                                      /s/
                              ---------------------------------------------
                              Allan W. Roadcap, by Alvie G. Spencer, Jr.
                              Under Power of Attorney

                                      /s/
                              ---------------------------------------------
                              Alvie G. Spencer, Jr.

                                      /s/
                              ---------------------------------------------
                              Alan C. Spencer

                                      /s/
                              ---------------------------------------------
                              Charles A. Miller, Jr.

                                      /s/
                              ---------------------------------------------
                              Daniel H. Sheppard, Jr.

                                      /s/
                              ---------------------------------------------
                              Mary Jane Sheppard

                                      /s/
                              ---------------------------------------------
                              Leroy E. Kirby, Jr.

                                      /s/
                              ---------------------------------------------
                              Clarke Langrall

                                      /s/
                              ---------------------------------------------
                              Jeffrey S.A. Denner

                                      /s/
                              ---------------------------------------------
                              Justus C. Denner

                                      /s/
                              ---------------------------------------------
                              Jan Carleton Denner

                                      /s/
                              ---------------------------------------------
                              Jon C. Denner

                                      /s/
                              ---------------------------------------------
                              Rudolph E. Linder

                                      /s/
                              ---------------------------------------------
                              Joanne M. Linder

                                      /s/
                              ---------------------------------------------
                              Waisom & Co., by John H.
                              Somerville, general partner

                                      /s/
                              ---------------------------------------------
                              Irving Cohen

                                      /s/
                              ---------------------------------------------
                              Julius Zulver

                                   EXHIBIT D-1

                                SERVICE AGREEMENT


     This Service Agreement, ("Agreement") is made this ____ day of November, 1996, by and between Anthony Investments Inc, a Maryland corporation ("Consultant") and ______________________ ("Stockholder").

     WHEREAS, Stockholder has approached Consultant and requested Consultant to perform certain services and act on behalf of Stockholder with respect to the shares of common stock owned by Stockholder in Mason-Dixon Bancshares, Inc. ("Mason-Dixon"); and

     WHEREAS, Consultant has agreed to accept such engagement.

     NOW, THEREFORE, Consultant and Stockholder agree as follows:

     1. ENGAGEMENT. Stockholder hereby engaged Consultant, and Consultant accepts engagement, to provide to Stockholder the following services:

          A. act on behalf of Stockholder in any and all matters relating to the ownership of stock in Mason-Dixon, including, but not limited to voting the proxy.

          B. deal directly with the Board of Directors of Mason-Dixon with regard to any matters or issues suggested by the Stockholder.

          C. attempt to obtain for the Stockholder a list of all stockholders of Mason-Dixon.

          D. provide a designee(s), subject to the prior approval of Stockholder, to be nominated to serve on the Board of Directors of Mason-Dixon.

          E. carry out all administrative duties relating to the above services.

     2. TERM. Consultant shall provide services to Stockholder pursuant to this Agreement for a term commencing on November 1, 1996 and ending on November 1, 1999 (or earlier termination as provided herein).

     3. PLACE OF WORK. Consultant shall render services primarily at Consultant's offices, but will, upon request, provide the services at Stockholder's offices or such other places as reasonably requested by Stockholder as appropriate for the performance of such particular services herein described.

     4. TIME. Consultant's daily schedule and hours worked under this Agreement on a given day shall be subject to Consultant's discretion. Stockholder relies upon Consultant to devote sufficient time as is reasonably necessary to fulfill the spirit and purpose of this Agreement.

     5. PAYMENT OF FEE. Stockholder shall pay Consultant, with respect to each share of Mason-Dixon owned by Stockholder, 5% of the difference between the acquisition price per share and $17.50 upon acquisition of Mason-Dixon by any acquiror, or 5% of the difference between the stock price (as listed in the Baltimore Sunpapers, Nasdaq listing) on the date such shares are no longer subject to this Agreement ("termination date") and $17.50 (amounts to be adjusted for any stock splits or stock dividends). Should the stock price fall below $17.50 on the acquisition or termination date, no fee will be paid to Consultant. Payment shall be made upon the acquisition or termination date.

          Provided, however, that if Consultant enters into similar service agreements with Stockholders of Mason-Dixon who in the aggregate own more than five percent (5%) of the outstanding stock of Mason-Dixon, then the fees to Consultant will be computed as follows:

          (a) If 5.1% to 12% of Mason-Dixon shares are subject to similar Service Agreements, determined at the particular calculation date, the fee referred to above shall be 4% rather than 5%.

          (b) If 12.1% to 15% of Mason-Dixon shares are subject to similar Service Agreements, determined at the particular calculation date, the fee referred to above shall be 3.5% rather than 5%.

          (c) If more than 15% of Mason-Dixon shares are subject to similar Service Agreements, determined at the particular calculation date, the fee referred to above shall be 3% rather than 5%.

     6. EXPENSE REIMBURSEMENT. Stockholder will reimburse Consultant for all reasonable out-of-pocket expenses incurred in executing and performing the duties set forth herein, up to but not to exceed $0.25 per share. Such expenses include, but are not limited to expenses for legal, E&O or D&O insurance, research, mileage, meetings and miscellaneous expenses, (all of such expenses to be allocated pro rata among the shares covered by this Agreement or any similar agreement between Consultant and other Stockholders). Upon signing of this document, $0.10 per share will be paid into an account to be used to offset expenses incurred or to be incurred. As, or if, needed, Consultant will invoice Stockholder for the remaining $0.15 per share. Upon termination of this Agreement, any excess monies will be returned to Stockholder. At any time, Stockholder may request a status report on the expenses incurred to date.

     7. WAIVER OF CONFIDENTIALITY. During the term of this Agreement, Stockholder acknowledges that his/her name, address and number of shares held, may be used in any documents or discussion with Mason-Dixon, any regulatory bodies, or other appropriate persons or entities as required, to best complete the engagement.

     8. PURCHASE OF ADDITIONAL SHARES OF STOCK. Stockholder hereby represents and warrants to Consultant that, as of the date of this Agreement, Stockholder owns ___ shares of common stock of Mason-Dixon. Neither Stockholder nor any member of his family own any additional shares of stock in Mason-Dixon or controls, directly or indirectly, the right to vote any such shares of stock.

          Stockholder agrees and covenants not to purchase any additional shares of stock of Mason-Dixon, or acquire, directly or indirectly, the power to control the voting of any such shares of stock, without Consultant's prior written consent. The same fees and expenses as provided above will apply to any additional shares of Mason-Dixon purchased by Stockholder.

     9.   TERMINATION.

          A.   This Agreement may be terminated by Stockholder as follows:

               (i) If Consultant is unable to provide the consulting services by reason of temporary or permanent illness, disability, incapacity or death, or other reason as reasonably determined by Stockholder.

               (ii) Stockholder intends to sell his shares of Mason-Dixon to an unrelated individual or entity.

          B. Consultant may terminate this Agreement upon five (5) days prior written notice to Stockholders.

          C. This Agreement will be terminated upon the acquisition of all shares of stock of Mason-Dixon by a third party in any corporate reorganization.

          Upon termination for any reason, Stockholder shall pay to Consultant the remainder of the $0.25 per share expense reimbursement to the extent expended and the fee to Consultant of 5% (or lesser percentage, per above) of the difference between the stock price (as listed in the Baltimore Sunpapers, Nasdaq listing) on the termination date and $17.50, or in the case of an acquisition, 5% (or lesser percentage, per above) of the difference between the acquisition price and $17.50.

     10. INDEPENDENT CONTRACTOR. Consultant is and throughout this Agreement shall be an independent contractor and not an employee, partner or agent of Stockholder. Consultant shall not be entitled to nor receive any benefit normally provided to Stockholder's employees such as, but not limited to, vacation payment, retirement, health care or sick pay. Stockholder shall not be responsible for withholding income or other taxes from the payments made to Consultant. Consultant shall be solely responsible for filing all returns and paying any income, social security or other tax levied upon or determined with respect to the payments made to Consultant pursuant to this Agreement.

     11. REGULATORY FILINGS. Consultant shall file, or cause to be filed, any reports with the governing regulatory bodies required to be filed by Consultant as a result of this Agreement. Stockholder agrees to cooperate in all respects with Consultant in preparation of such filings and agrees to complete and execute such forms and certifications as may be necessary or requested by Consultant.

     12. CONTROLLING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

     13. FINAL AGREEMENT. This Agreement constitutes the final understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties, whether written or oral. This Agreement may be amended, supplemented or changed only by an agreement in writing by both of the parties.

     14. NOTICES. Any notice required to be given or otherwise given pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by certified mail, return receipt requested or sent by recognized overnight courier service as follows:

          If to Consultant:        Anthony Investments Inc
                                   543 Benforest Drive
                                   Severna Park, Maryland 21146

          If to Stockholder:

     15. SEVERABILITY. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

     16, RELEASE. Stockholder, his or her heirs, personal representatives and assigns, do hereby fully and forever release, remise, acquit and forever discharge Anthony Investments, Inc. and Barbara S. Floyd, their respective successors, assigns, heirs and/or personal representatives, as the case may be, from any and all actions, causes of action, suits, claims, damages, expenses (including reasonable attorneys and expert fees) debts, bills, covenants, contracts, controversies, agreements, promises, judgments and demands of whatever kind or nature at law or in equity, which they ever had, now have or which their respective heirs, personal representatives, successors and assigns hereafter can, shall or may have upon or by reason of any matter, cause or thing whatsoever, including any claims arising out of the performance of services under this Agreement or the termination by Consultant of this Agreement, and any other matter or matters arising out of or with respect to this Agreement.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

WITNESS/ATTEST:                    ANTHONY INVESTMENTS INC


                                   By:
-----------------------               -------------------------------
                                      Barbara S. Floyd, President/CEO



                                   STOCKHOLDER:



-----------------------            ----------------------------------

                                   EXHIBIT D-2

                                IRREVOCABLE PROXY


     The undersigned hereby constitutes and appoints BARBARA S. FLOYD, OF ANTHONY INVESTMENTS INC, his or her attorney, agent and Proxy with full power of substitution, to vote all shares of the Common Stock of Mason-Dixon Bancshares, Inc. (the "Company") which he or she is entitled to vote upon the matters which properly may come before the any meeting of stockholders of the Company within three years after the date hereof, and at any adjournment or postponement thereof, and to vote as the undersigned is entitled to vote, with all the power and authority the undersigned would possess if personally present. THE UNDERSIGNED HEREBY REVOKES ALL PRIOR PROXIES.

     THIS PROXY SHALL BE DEEMED IRREVOCABLE AND COUPLED WITH AN INTEREST WITHIN THE MEANING OF SECTION 2-507 OF THE CORPORATIONS AND ASSOCIATIONS CODE OF THE STATE OF MARYLAND, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND.

     IN WITNESS WHEREOF, the undersigned has executed this Proxy this ____ day of ________________, 1996.


                              -----------------------------------
                              Name of Stockholder
                              (Please Print)

                              -----------------------------------
                              Signature of Stockholder



                              -----------------------------------
                              Name of Stockholder
                              (Please Print)

                              -----------------------------------
                              Signature of Stockholder



     IN ORDER FOR THIS PROXY TO BE EFFECTIVE, YOUR NAME MUST BE SIGNED EXACTLY AS IT APPEARS ON YOUR STOCK CERTIFICATE.

     JOINT ACCOUNTS REQUIRE ONLY ONE SIGNATURE.

                                   EXHIBIT D-3

CLIENT ACCOUNT AGREEMENT

TO:  FERRIS, BAKER, WATTS INCORPORATED ("FBW")
     1720 Eye St., N.W.
     Washington, D.C.  20006


     In consideration of FBW opening or maintaining one or more accounts (the "Account") and agreeing to act as broker or dealer in the purchase and sale of securities for the undersigned (the "Client"), the Client expressly acknowledges, consents and agrees to the terms and conditions contained in this Agreement. The heading of each provision of this Agreement is for descriptive purposes only and shall not be deemed to modify or qualify any of the rights or obligations set forth in each such provision. For purposes of this Agreement, the term "securities and other property" means, but is not limited to, money, securities, financial instruments of every kind and nature, and related contracts and options. This Agreement contains the entire understanding between the Client and FBW concerning the Account and all transactions and dealings between the Client and FBW.

1.   Applicable Rules and Regulations.

     All orders, transactions and other dealings which the Client has with FBW shall be subject to the constitutions, rules, regulations, customs and usages of the exchanges, markets or clearinghouses where such orders, transactions and other dealings are placed, executed, cleared, processed or otherwise undertaken, and to the applicable laws, rules and regulations of the Federal, State, and self-regulatory authorities.

2.   Capacity to Contract.

     The Client has attained the age of majority, is of sound mind, and otherwise has the capacity to contract with FBW. If the Client is a corporation, partnership, trust, investment club, or any other association, organization or entity, the undersigned has the authority to commit such Client to this Agreement.

3.   Client Affiliation.

     The Client is not associated, either through employment or familial relation, with: any securities or commodities exchange or association; any member firm of any securities or commodities exchange or association; any bank, trust company, or insurance company; or any company which has publicly-held securities, unless the Client has notified FBW to that effect. The Client will promptly notify FBW should the Client become so associated.

4.   Assignment.

     The Client may not assign the rights and obligations hereunder without obtaining the prior written consent of FBW.

5.   Waiver and Modification.

     Neither the failure of FBW at any time to require strict compliance with any provision of this Agreement nor any continued course of conduct by FBW shall constitute a waiver of any of FBW's rights under this Agreement. Except as specifically permitted hereunder, no provision of this Agreement can be, nor be deemed to be, waived, altered, modified or amended without the prior written consent of FBW.

6.   Severability.

     If any term or condition of this Agreement is, or should become, inconsistent with any law, rule, regulation or judicial decision, such term or condition shall be deemed to be rescinded or modified to the extent necessary to comply therewith. In all other respects, this Agreement shall continue in full force and effect.

7.   Binding Upon Client's Estate

     This Agreement shall be binding upon any heirs, executors, administrators, personal representatives or assigns of the Client.

8.   Arbitration Disclosures.

     a.   Arbitration is final and binding on the parties.

     b. The parties are waiving their right to seek remedies in court, including the right to jury trial.

     c. Pre-arbitration discovery is generally more limited than and different from court proceedings.

     d. The Arbitrators' award is not required to include factual findings or legal reasoning and any party's right to appeal or to seek modification of rulings by the Arbitrators is strictly limited.

     e. The panel of Arbitrators will typically include a minority of arbitrators who were or are affiliated with the Securities Industry.

9.   Arbitration.

     The Client agrees, and by carrying an account for the Client FBW agrees, that all controversies which may arise between the Client and FBW concerning any transaction or the construction, performance or breach of this or any other agreement between the Client and FBW pertaining to securities and other property, whether entered into prior, on or subsequent to the date hereof, shall be determined by arbitration. Any arbitration under this Agreement shall be conducted before the New York Stock Exchange, Inc., or any Arbitration Facility provided by any other exchange of which FBW is a member, or the National Association of Securities Dealers, Inc., or the Municipal Securities Rulemaking Board, in accordance with the rules of the selected organization. The award of the Arbitrators, or of the majority of them, shall be final, and judgment upon the award may be entered in any Court, State or Federal, having jurisdiction.

10.  Client Purchase and Sales.

     FBW may receive and execute all orders for the purchase or sale of any security, whether written or verbal, with the understanding and agreement that actual payment of money, or delivery of securities, is contemplated. Any securities which the Client may order FBW to sell will be fully and freely marketable and free from any infirmity of any kind, unless the Client notifies FBW to the contrary in writing. Any order to sell "short" will be designated by the Client as such, and FBW will mark the order as "short". All other sell orders will be for securities owned by the Client at the time the order is placed, and FBW will mark these orders as "long". The designation on a sale order as "long" is a representation on the Client's part that the Client owns the security, and if the security is not in FBW's possession at the time of the contract for sale, the Client agrees to deliver the security to FBW by settlement date. In the event of non-delivery of the security, FBW is authorized to purchase the security to cover the Client's position and charge any loss to the Account. In the event on non-payment for securities purchased, FBW, without prior demand or notice, may sell securities held by FBW in the Account and charge any resulting loss to the Account.

11.  Client Over-the-Counter Limit Orders

     By accepting the Client's limit order (the "Order") for transactions in securities in the NASDAQ or over-the-counter market, FBW undertakes to monitor the interdealer market and to seek to execute the Order only if the inside bid (in the case of a limit order to sell, the highest price at which a dealer is being quoted as willing to buy securities) reaches the Order's limit price. FBW reserves the right, while the Order remains unexecuted, to trade for its own market-maker account at prices equal to or better than the Order price and not to execute the Order against incoming orders from other customers. For example, if the inside market is 10 bid, 10 1/4 asked and the Client places an Order to sell securities at 10 1/8, FBW will seek to execute such Order only if the inside bid reaches the Order price of 10 1/8 (exclusive of any markdown or commission equivalent that FBW may charge in connection with the transaction) and, while the Order remains unexecuted, FBW may continue to sell securities for its market-maker account at prices at or above 10 1/8.

12.  Loan or Pledge of Securities.

     Until the Client pays in full for securities purchased, and within the limitations imposed by the applicable laws, rules, regulations, customs and usages, FBW may pledge, repledge, hypothecate and rehypothecate such securities, either separately or in common with such other securities and property of other bona fide customers of FBW, for any amount due to FBW in the Account or a greater amount. In the event of the foregoing, FBW has no obligation to retain a like amount of similar securities or property in its possession or control.

13.  Margin Account.

     The Client agrees to maintain in the Account such positions and margins as required by all applicable laws, rules, regulations, customs and usages, or as FBW deems necessary or advisable. The Client agrees to promptly satisfy all margin and maintenance calls.

14.  Margin Account - Interest.

     Debit balances of the Account shall be charged with interest in accordance with FBW's established custom, as disclosed to the Client pursuant to the provisions of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10B-16 thereunder.

15.  Margin Account - Disclosures Regarding Liquidations and Covering Positions

     I understand that, notwithstanding a general policy of giving Clients Notice of Margin Deficiciency, FBW is not obligated to request additional margin from the Client in the event the Account falls below minimum maintenance requirements. More importantly, there may be circumstances where FBW will liquidate securities and/or other property in the Account without notice to the Client to ensure that minimum maintenance requirements are satisfied.

16.  Margin Account - Liquidations and Covering Positions

     FBW has the right in accordance with its general policies regarding margin maintenance requirements to require additional collateral or the liquidation of any securities and other property whenever, in FBW's discretion, it considers it necessary for its protection including in the event of, but not limited to: the Client's failure to promptly meet any call for additional collateral; the filing of a petition in bankruptcy by or against the Client; the filing of a petition for appointment of a receiver by or against the Client; an attachment is levied against any account of the Client or in which the Client has an interest; or the death of the Client. In such event, FBW is authorized: to sell any and all securities and other property in any account of the Client whether carried individually or jointly with others; to buy all securities or other property which may be short in such account; to cancel any open orders and to close any or all outstanding contracts, all without demand for margin or additional margin, other than notice of sale or purchase, or other notice or advertisement each of which is expressly waived by the Client. Any such sales or purchases may be made at FBW's discretion on any exchange or market where such business is usually transacted or at public auction or private sale, and FBW may be the purchaser for FBW's own account. It is understood a prior demand, or call, or prior notice of the time and place of such sale or purchase shall not be considered a waiver of FBW's right to sell or buy without demand or notice as herein provided.

17.  Liens and Satisfaction of Indebtedness.

     Any and all securities and property belonging to the Client or in which the Client may have an interest, held by FBW or carried in the Account, shall be subject to a general lien for the discharge of the Client's obligations to FBW, wherever or however arising and without regard to whether FBW has made advances with respect to such securities and property. FBW is authorized to use any securities and property in the Account, without notice to the Client, to satisfy such general lien. The Client agrees to pay FBW, on demand, any balance due on the Account, together with interest, costs and expenses of collection, including attorney's fees in the amount of 15% of the balance due.

18.  Indemnification.

     Should FBW, without fault on its part, become a party to any action or incur any liability arising out of the Account or orders which the Client may give to FBW, the

Client agrees to indemnify and to pay FBW for such liability incurred including reasonable attorney's fees and costs.

19.  Confirmations and Statement.

     Confirmations of orders and transactions, and statements for the Account shall be binding if the Client does not object in writing within ten (10) days after mailing by FBW to the Client. Communications sent by mail, telegraph, messenger or otherwise to the Client at the address specified hereon shall, until the Client gives FBW notice in writing of a different address, be deemed to have been personally and adequately delivered to the Client, whether actually received by the Client or not, and the Client agrees to waive all claims resulting from a failure to receive such communications properly addressed.

20.  Service Charges and Fees.

     The Client understands that FBW may assess the Client various reasonable service charges and fees regarding the Account and that the Client has received a copy of the service charge/fee schedule. The Client understands and acknowledges that, from time to time, reasonable new service charges or fees may be instituted, or existing service charges may be increased by reasonable amounts, and the Client agrees to pay any such obligations when due or to have FBW charge the Account to the extent of any such obligation.

21.  Joint Accounts.

     a. If this is a Joint Account, the Client agrees that each joint tenant to the Account shall have authority on behalf of this Account: (1) to buy, sell and otherwise deal in securities and other property through FBW as broker or dealer; (2) to receive for the Account confirmations, statements and communications of every kind, to receive for the Account securities and other property and to dispose of same; (3) to make agreements for the Account relating to these matters and to terminate or modify such agreements, or waive any of the provisions thereof; and (4) to deal generally with FBW as if each joint tenant alone were the sole owner of the Account, all without notice to any other joint tenant. The liability of the Client to FBW for the Account shall be joint and several.

     b. FBW may following the instructions of any joint tenant concerning the Account and made deliveries to any joint tenant, of any or all securities and other property in the Account, and made payments to any joint tenant, of any or all monies in the account as any joint tenant may order and direct, even if such deliveries and/or payments shall be made to one or more joint tenant personally and not for the Account. FBW shall be under no obligation to inquire into the purpose of any such demand for delivery of securities or other property or payment of monies, and FBW shall not be bound to see to the application or disposition of the said securities, and other property so delivered or paid to any joint tenant.

     c. In the event of death, insanity or other disability of any joint tenant, the remaining of the undersigned joint tenants shall immediately give FBW notice thereof, and FBW may, before or after receiving such notice, take such proceedings, require such documents, retain such portion and/or restrict transactions in the Account as FBW may deem advisable to protect itself against any tax, liability, penalty or loss under any present or future laws, rules and regulations.

     d. Any taxes or other expenses becoming a lien against or being payable out of the Account as the result of the death of any joint tenant, or through the exercise by the joint tenant's estate or representatives of any rights in the account shall be chargeable against the interest of any surviving joint tenants as well as against the interest of the estate of the deceased joint tenant. This provision shall not release the deceased joint tenant's estate from any liability provided for in this Agreement.

                              CLIENT AUTHORIZATION

INVESTOR COMMUNICATIONS. Unless the box below is checked, FBW will disclose my name, address and securities position upon its request to an issuer whose securities I beneficially own, per rule 14b-1(b) under the Securities Exchange Act of 1934. Such disclosure facilitates communications between investors and issuers during certain events including tender offers and proxy solicitations.

     [     ]   I HEREBY INSTRUCT FBW NOT TO MAKE SUCH DISCLOSURES TO ANY ISSUER.

MARGIN ACCOUNT. Unless the box below is checked, FBW is authorized by my signature below to establish a margin account for my use now or in the future upon my request. (For terms, see enclosed Client Account Agreement, paragraph 13-16, and "FBW Margin Account Credit Terms" in the enclosed SERVICES OF FERRIS, BAKER, WATTS pamphlet.)

     [     ]   DO NOT ESTABLISH A MARGIN ACCOUNT ON MY BEHALF.  I UNDERSTAND
               THAT IF I WANT TO USE A MARGIN ACCOUNT IN THE FUTURE, I WILL HAVE
               TO SIGN A NEW CLIENT AUTHORIZATION FORM.

FOR JOINT ACCOUNTS ONLY. Unless the box below is checked, it is our express intention to create an estate or account as joint tenants with rights of survivorship, and not as tenants-in-common, so that in case of the death of any of the undersigned, the entire account shall be come the property of any surviving joint tenants.

     [     ]   IT IS OUR EXPRESS INTENTION TO CREATE AN ESTATE OR ACCOUNT AS
               TENANTS-IN-COMMON, WITHOUT RIGHTS OF SURVIVORSHIP.  EACH OF THE
               UNDERSIGNED HAS AN EQUAL AND UNDIVIDED INTEREST THEREIN, UNLESS A
               DIFFERENT  INTEREST IS SET FORTH BELOW (total must equal 100%):


-----------------------      -----%     -----------------------    -----%
Name of Participant                     Name of Participant


-----------------------      -----%     -----------------------    -----%
Name of Participant                     Name of Participant


--------------------------------------------------------------------------------

BY MY (OUR) SIGNATURE(S) BELOW I(WE) ACKNOWLEDGE RECEIPT OF THE CLIENT ACCOUNT AGREEMENT AND AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS. I(WE) UNDERSTAND
THAT:
     A: SECURITIES IN MY(OUR) MARGIN ACCOUNT MAY BE LOANED TO FBW OR LOANED TO OTHERS.
     B: THE CLIENT ACCOUNT AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE AT PARAGRAPH 9.

--------------------------------------------------------------------------------


     Signature                                              Date
               ------------------------------                    ---------------

     Signature                                              Date
                -----------------------------                    ---------------
                IF JOINT ACCOUNT, SIGNATURES OF
                ALL PARTICIPANTS REQUIRED.

                                   EXHIBIT D-4

                                ACCOUNT AGREEMENT


--------------------------------------------------------------------------------
Name


--------------------------------------------------------------------------------
Address


--------------------------------------------------------------------------------
City                          State          Zip Code            Account Number


IMPORTANT:  PLEASE SIGN AND RETURN THIS ACCOUNT AGREEMENT IN THE ENCLOSED
ENVELOPE.

In consideration of Alex. Brown & Sons Incorporated ("Alex. Brown") accepting the account(s) of the undersigned, and agreeing to act as my broker, I agree to the following with respect to any of my accounts with you, in which I currently or in the future have an interest, for the extension of credit or the purchase or sale of securities, options or other property. Throughout this Agreement, "I", "me", "my", "we" and "us" and the "the undersigned" refer to the person(s) whose signature(s) appear(s) below and all others who are legally obligated on this account. "You" and "your" refer to Alex. Brown, its subsidiaries, affiliates, officers, directors, agents and employees. Where the context requires, the singular shall be plural and the plural shall be singular.

1.  Representations

     Unless I have advised you otherwise in writing, I represent that I am of legal age, that I am not an employee or member of any securities exchange (or corporation of which any exchange owns a majority of the capital stock), the National Association of Securities Dealers, Inc., or of any broker-dealer, nor am I a senior officer of any bank, savings and loan institution, insurance company, registered investment company, registered investment advisory firm or institution that purchases securities, nor am I a member of the immediate family of such a person. I further represent that I am financially capable of satisfying any obligations undertaken through my account. I also represent that no one except the persons named on the account(s) has any interest in the account(s). I will promptly notify you in writing if any of the above circumstances change. I acknowledge that the purchase and sale of securities entails substantial economic risk and I represent to you that I knowingly and willingly assume such risk.

2.   Applicable Rules and Regulations

     All transactions in my account shall be subject to the constitution, rules, regulations, customs and usages of the exchange or market, and its clearing house, if any, where the transactions are executed. Transactions shall also be subject to the provisions of federal and state securities laws, as amended, and to the rules and regulations of the Securities and Exchange Commission and the Board of Governors of the Federal Reserve System. You shall not be liable for any loss caused directly or indirectly by your compliance with such rules or regulations or by government restrictions, exchange or market rulings, suspension of trading, war, or other conditions beyond your control.

3.   Confirmations, Statements and Written Communications

     I agree to notify you in writing, within ten (10) days of your sending me a confirmation, of any objection I have to any transaction in my account. In the absence of such written notification, I agree that all transactions for my account will be final and binding on me. Confirmations of transactions, as well as other communications, may be sent to the address I provided to you or such other address I may hereafter give to you in writing, and all communications so sent, whether by mail, private carrier, facsimile, messenger or otherwise, shall be deemed given to me, whether actually received or not. Unless I advise you in writing to the contrary, you may disclose my name and address to the issuers of securities which you hold for me.

4.   Aggregation of Orders and Average Prices

     I authorize you, at your discretion, to aggregate orders for my account(s) with other customer orders. I recognize that in so doing, I may receive an average price for my orders which may be different from the price(s) I might have received had my orders not been aggregated. I understand that this practice may also result in my orders being only partially completed.

5.   Short and Long Orders; Deliveries and Settlements

     I agree that, in giving orders to sell, all "short" sales will be designated by me as "short" and all other sales will be designated by you as "long." "Short sale" means any sale of a security not owned by me or any sale that is consummated on settlement date by delivery of a borrowed security. I also agree that you may, at your discretion, immediately cover any short sales in my account, without prior notice. My failure to designate a sale order as "short" is a representation on my part that I own the security free of restriction, and if the security is not in your possession at the time of the sale, I agree to deliver the security to you by settlement date. In case of non-delivery of a security, you are authorized to purchase the security to cover my position and charge any loss, commissions, and fees to my account. I agree that if you fail to receive payment for securities I have purchased you may, without prior demand or notice, sell those securities or other property held by you in any of my accounts with you and any loss resulting therefrom will be charged to such account(s). I authorize you, at your discretion, to request and obtain extension(s) of my time to make payment for securities I purchase, as provided for by Federal Reserve Bank Regulation T.

6.   Authority to Borrow

     In case of the sale of any security or other property by you at my discretion and your inability to timely deliver the same to the purchaser by reason of my failure to supply you therewith, I authorize you to purchase or borrow any security or other property necessary to make the required delivery, and I agree to be responsible for any loss or cost, including interest, which you sustain as a result of my failure to make delivery to you.

7.   Interest Charges

     I acknowledge that debit balances in my cash or margin account, including but not limited to those arising from my failure to make payment by settlement date for securities purchased, will be charged interest at the then current rate, in accordance with your usual custom. Interest will be computed on the net daily debit balance, which is computed by combining all debit balances and credit balances in each account with the exception of credit balances associated with short security positions. I acknowledge receipt of your statement regarding interest charges and that you may charge an account maintenance fee with respect to inactive accounts.

8.   Credit Information

     I authorize you to obtain reports concerning my credit standing and business conduct at your discretion.

9.   Satisfaction of Indebtedness

     I agree to satisfy, upon demand, any indebtedness, including any interest and commission charges. I further agree to pay the reasonable costs and expenses of collection of any amount I owe you, including reasonable attorney's fees and court costs.

10.  Liens

     I hereby grant to you a security interest in all securities and other property in your possession in which I have an interest in order to secure any and all indebtedness or any other of my obligations to you. All such securities and other property shall be held as security for the payment of any such obligations or indebtedness in any account with you in which I have an interest, and you may, in your discretion, at any time and without prior notice, sell and/or transfer any or all securities and other property in order to satisfy such obligations.

11. Margin Maintenance, Calls for Additional Collateral, Liquidations and Covering Short Positions

     If I engage in margin transactions, I will maintain such securities and other property in my account for margin purposes as you shall require from time to time. You shall have the right in accordance with your general policies regarding margin maintenance requirements, as such may be modified or amended from time to time, to require additional collateral or the liquidation of any securities and other property whenever in your sole discretion you consider it necessary for your protection. You may do so under circumstances which include, but are not limited to, the failure to promptly meet any call for additional collateral, the filing of a petition in bankruptcy, the appointment of a receiver by or against me or the attachment or levy against any account with you in which I have an interest. In such event, you are authorized to sell any and all securities and other property in any of my accounts with you whether carried individually or jointly with others, to buy all securities or other property which may be short in such account, to cancel any open orders and to close any or all outstanding contracts, all without demand for margin or additional margin, notice of sale or purchase, or other notice or advertisement, each of which is expressly waived. Any such sales or purchases may be made at your discretion on any exchange or other market where such business is usually transacted or at public auction or private sale, and you may be the purchaser for your own account. I understand that any prior demand, or call, or prior notice of the time and place of such sale or purchase shall not be considered a waiver of your right to sell or buy without demand or notice as provided herein.

12.  Loan or Pledge of Securities and Other Property

     Within the limitations imposed by applicable law, all securities and other property now or hereafter held, carried or maintained by you in your possession that have not been fully paid for or are held in a margin account may be lent, either to yourself or to others, pledged and repledged by you, without notice to me, either separately or in common with other securities and other property of your other customers for any amount due in any account with you in which I have an interest, or for any greater amount, and you may do so without retaining in your possession or control for delivery a like amount of similar securities or other property. I understand that in the event securities held for my account are loaned out, I may lose certain voting rights attendant to such securities.

13.  Correspondent Account; No Agency

     If my account has been introduced to you by arrangement with another broker-dealer, you are authorized to accept from such other broker-dealer, without inquiry or investigation by you (i) orders for the purchase or sale of securities or other property for my account, on margin or otherwise, and
     (ii) any other instructions concerning my account. I understand and agree that such other broker-dealer is not your agent and that you shall have no responsibility or liability to me for any acts or omission of such other broker-dealer, its officers, employees or agents.

14.  Joint Accounts

     If this a Joint Account, we agree that each of us shall have authority with respect to this account to deal with you as if each of us alone were the account owner, all without notice to the other account owner(s). We agree that notice to any account owner shall be deemed to be notice to all account owners. Each account owner shall be jointly and severally liable for this account. You may follow the instructions of any of us concerning this account and make deliveries to any of us, of any or all property and payment, even if such deliveries and/or payments shall be made to one of us personally, and not to all of the account owners. You shall be under no obligation to inquire into the purpose of any such demand for delivery of securities or payment, and you shall not be bound to see to the application or disposition of the securities and/or monies so delivered or paid to any of us. Notwithstanding the foregoing, you are authorized, in your discretion, to require joint action by all of the account owners with respect to any matter concerning the account, including the giving or cancellation of orders and the withdrawal of monies, securities or other property. We agree that our account will be carried on your books in the form reflected by the above account name. In the event of the death of any of us, the survivor(s) shall immediately give you written notice thereof, and you may, before or after receiving such notice, take such action, require such documents, retain such securities and/or restrict transactions in the account as you may deem advisable to protect you against any tax, liability, penalty or loss under any present or future laws or otherwise. Any cost resulting from the death of any of us, or through the exercise by any decedent's estate or representatives of any rights in the account shall be chargeable against the interest of the survivor(s) as well as against the interest of the estate of the decedent.

15.  Miscellaneous

     This Agreement shall be binding upon my heirs, executors, administrators, personal representatives and permitted assigns. It shall inure to the benefit of your successors and assigns to whom you may transfer my account. This Agreement contains the entire understanding between us concerning the subject matter of this Agreement. I agree that Alex. Brown has the right to amend this Agreement at any time by sending written notice of such amendment to me. Any such amendment shall be effective as of the date established by Alex. Brown. If any provision of this Agreement is held to be invalid, void or unenforceable by reason of any law, rule, administrative order or judicial decision, that determination shall not affect the validity of the remaining provisions of this Agreement. This Agreement shall be deemed to have been made in the State of Maryland and shall be construed, and the rights of the parties determined, in accordance with the laws of the State of Maryland and the United States, as amended, without giving effect to the choice of law or conflict-of-laws provisions thereof.

16.  Paragraph Headings

     Paragraph headings are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.

17.  Certification - Taxpayer Identification Number

     Certification Instructions: I WILL CROSS OUT ITEM (2) BELOW IF I HAVE BEEN NOTIFIED BY THE IRS THAT I AM CURRENTLY SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON MY TAX

     RETURN. IF I AM EXEMPT FROM BACKUP WITHHOLDING, I WILL WRITE THE WORD "EXEMPT" HERE: ___________ _________. (FOR FURTHER INFORMATION SEE, "PAYEES AND PAYMENTS EXEMPT FROM BACKUP WITHHOLDING" ON IRS FORM W-9, A COPY OF WHICH CAN BE OBTAINED FROM AN ALEX. BROWN INVESTMENT
     REPRESENTATIVE.)

     Under penalties of perjury, I certify that:

     (1) The number shown on this form is my correct Taxpayer Identification Number (or Social Security Number), and

     (2) I am not subject to backup withholding because either I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or the IRS has notified me that I am no longer subject to backup withholding.

     By signing below I acknowledge that I have received, read and agree to the terms of this Agreement.

     The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

     IF THIS IS A JOINT ACCOUNT, ALL ACCOUNT OWNERS MUST SIGN.

     Signature                                               Date
              ----------------------------------------------     ----------

     Social Security or Tax ID No.
                                  -----------------

     Signature                                               Date
              ----------------------------------------------     ----------

     Social Security or Tax ID No.
                                  ----------------

     Signature                                               Date
              ----------------------------------------------     ----------

     Certification of Foreign Status

     Non-resident alien individual or an exempt foreign person must check the applicable box(es) and sign this section.

     Under penalties of perjury, I certify that:

     [   ]     For interest payments, I am not a U.S. citizen or resident (or I am filing for a foreign corporation, partnership, estate, or trust).

     [    ]    For dividends, I am not a U.S. citizen or resident (or I am filing for a foreign corporation, partnership, estate, or trust).

     [    ]    For Broker transactions or Barter exchange, I am an exempt foreign person as defined on IRS Form W-8.  (A copy of IRS Form
               W-8 can be obtained from an Alex. Brown Investment
               Representative.

               Signature                                          Date
                        -----------------------------------------     ----------

               Permanent Address
                                ------------------------------------------------
                                                                 Country
                                ---------------------------------       --------

     NOTE: BENEFICIAL OWNERS OF CERTAIN TYPES OF INCOME (OR OWNERS TRUSTEES OR AGENTS) MAY USE IRS FORM 1001 TO REPORT TO A WITHHOLDING AGENT BOTH THE OWNERSHIP OF THE INCOME AND THE REDUCED RATE OF TAX OR EXEMPTION FROM TAX ON THE INCOME UNDER TAX CONVENTIONS OR TREATIES. SUCH FORM CAN ALSO BE USED TO CLAIM A RELEASE OF TAX WITHHELD AT SOURCE. FOR A COPY OF IRS FORM 1001, PLEASE CALL ON ALEX. BROWN INVESTMENT REPRESENTATIVE.

PLEASE READ AND SIGN BELOW TO OPEN A MARGIN ACCOUNT.

     I agree to open a margin account with you and acknowledge to you that, in addition to the preceding information, I understand each of the following:

     - When I purchase securities on margin, I borrow money from you to finance that purchase; I may also borrow against collateral in my margin account for other purposes.

     -    I will be obligated to pay interest on all sums I borrow from you.

     - I may be required to deliver additional collateral consisting of cash or securities to you to maintain my loan balance, as you require.

     - By using a margin account to leverage my investments, I increase my risk of loss.

     -    Alex. Brown will deduct all interest charges from my account.

Alex. Brown represents to me that:

     - My current margin debit balance will appear on each account statement Alex. Brown sends to me.

     - Alex. Brown will charge me interest on a monthly basis and will disclose on my account statement the interest rate and total interest charge.

By signing below, I authorize you to open and carry a margin account for my benefit, and acknowledge that securities in my account may be loaned to Alex. Brown as principal or loaned to others.

Signature                                          Date
         ------------------------------------------    ---------------

Signature                                          Date
         ------------------------------------------    ---------------

Signature                                          Date
         ------------------------------------------    ---------------

Paragraph 17 of this Agreement includes a certification of the Taxpayer Identification Number designated for this account and a representation regarding the applicability of backup withholding. If Alex. Brown does not receive this certification, it will be required to withhold a portion of all payments to this account.

Branch Manager approval for margin accounts            FOR OFFICE USE ONLY

Signature                                          Date
         ------------------------------------------    ---------------

                                   EXHIBIT D-5

                            SPECIAL POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS, that I Allan W. Roadcap, of Naples, Florida do hereby make, constitute and appoint Alvie G. Spencer of 27 Smith Avenue, Westminster, MD 21157 my true and lawful attorney for me and in my name, place and stead, and in my behalf, and for my use and benefit to exercise or perform any act, power, duty, right or obligation whatsoever that I now have, or may hereafter acquire the legal right, power, or capacity to exercise or perform, but only to the extent set forth below in this Special Power of Attorney:


Authority to buy, sell, manage and vote securities, specifically but not limited to Mason-Dixon Bancshares, Inc., and to complete, execute and file any regulatory filings required by the SEC or other state or federal regulatory agency.




IN WITNESS WHEREOF, Allan W. Roadcap has executed this Special Power of Attorney
on                    at                                  .
  --------------------  ----------------------------------



                              ------------------------------------
                              Alan W. Roadcap


                         Acknowledgement


State of _________________ )
                           ) ss
County of _______________  )


On this ________________, before me personally appeared Allan W. Roadcap, to me known to be the person described in and who executed the foregoing instrument and acknowledged to me that Allan W. Roadcap executed the same as __________________ free act and deed.




                              ------------------------------
                              Notary Public